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                                                                    EXHIBIT 9(n)

                       SECOND AMENDMENT TO PEGASUS FUNDS
                               AGENCY AGREEMENT

This amendment is dated as of the 30th day of June, 1997 by and between Pegasus Funds (the "Trust") and Putnam Fiduciary Trust Company ("PFTC") as parties to the Pegasus Funds Agency Agreement (the "Agreement").

WHEREAS, the Trust and PFTC entered into the Agreement on November 1, 1996 with regard to certain employee benefit, profit-sharing, and retirement plans for which PFTC now performs or intends to perform administrative services; and

WHEREAS, the Trust and PFTC desire to amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, pursuant to Section 10 of the Agreement, the Trust and PFTC hereby amend the Agreement in the following form:

The last two sentences of Section 10. Amendment are deleted and the following language inserted at the end of the first sentence:

          "provided, however, that PFTC may from time to time amend Schedule A - List of Plans, Part II with a copy to the Trust to add a new Plan to delete a Plan for which PFTC no longer provides certain administrative and recordkeeping services."

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS THEREOF, the Trust and PFTC have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

PUTNAM FIDUCIARY TRUST COMPANY          PEGASUS FUNDS

By: /s/ Marjorie A. Dolan               By:  /s/ D'Ray Moore
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Name:  Marjorie A. Dolan                Name:    D'Ray Moore
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Title: Senior Vice President            Title:  Treasurer
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